FIRST AMENDMENT
                             TO
                  THE STOCK OPTION AGREEMENT
         BY AND AMONG PAUL COMEY, ROBERT P. STILLER
                             AND
                 GREEN MOUNTAIN COFFEE, INC.


     AMENDMENT, made this 26th day of July, 1996, by and among Paul Comey, (the "Executive"), ROBERT P. STILLER,
("Stiller"), and GREEN MOUNTAIN COFFEE, INC., a Delaware corporation (the "Corporation").


     WHEREAS, GREEN MOUNTAIN COFFEE ROASTERS, INC., a Vermont corporation formerly known as Green Mountain Coffee, Inc. (the "Predecessor"), entered into a Stock Option Agreement (the "Original Agreement") with the Executive on April 15, 1993 (the "Grant Date"), pursuant to which the Executive was granted the right to acquire 1,200 shares of common stock of the Predecessor, par value $.10 per share ("Predecessor Common Stock"); and

     WHEREAS, on or about July 21, 1993, the Predecessor effected a recapitalization pursuant to which all of the holders of shares of Predecessor Common Stock contributed such shares to the Corporation in exchange for shares of the Corporation's common stock, $.10 par value per share (the "Common Stock"), as a result of which recapitalization the Predecessor became a wholly owned subsidiary of the Corporation; and

     WHEREAS, the Corporation and the Executive desired to replace the Original Agreement with the Stock Option Agreement, effective as of July 21, 1993 (the "Agreement"), which was intended to contain the same terms and conditions as the Original Agreement, except that the shares subject to the Agreement shall be shares of Common Stock rather than Predecessor Common Stock and the number of such shares and the price to be paid therefor will be adjusted to reflect the recapitalization referred to in the second whereas paragraph of the Agreement thereof, and, as so amended, shall be interpreted as if it were the Original Agreement with the Predecessor; and

     WHEREAS, the Corporation and the Executive desire to amend the Agreement in this First Amendment, to extend the term of exercisability of the options set forth in Section 2 of such Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and obligations herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation, Stiller, and the Executive do hereby agree that Section 2 of the Agreement is amended to read as follows:

     "2. Term of Option. The Option, to the extent not exercised, shall terminate on the earlier of the date on which the Executive ceases to be a full-time employee of the Corporation or on the tenth (10th) anniversary of the Grant Date, except that: (i) in the event the Executive's employment is terminated for any reason other than death or disability, the Option shall terminate on the thirtieth
(30th) day next following the date on which the Executive's employment is terminated; (ii) in the event that the Executive's employment is terminated due to the death of the Executive, the Option shall terminate on the last day of the third (3rd) calendar month next following the date on which the Executive ceases to be an employee; and (iii) in the event that the Executive's employment is terminated due to the disability of the Executive, the Option shall terminate on the last day of the third (3rd) year following the date on which the Executive ceases to be an employee."


     IN WITNESS WHEREOF, each of the parties hereto has executed this First Amendment for the purposes contained herein as of the year and day first above written.


GREEN MOUNTAIN COFFEE, INC.

/s/ Robert P. Stiller
----------------------------
Robert P. Stiller, President


/s/ Robert P. Stiller
----------------------------
Robert P. Stiller


/s/ Paul Comey
----------------------------
Paul Comey

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